News Release

Media Contacts:
Lisa Bottle +1 704 423 7060
Gail K. Warner +1 704 423 7048
Investor Contact:
Paul Gifford +1 704 423 5517
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: +1 704 423 7000
Fax: +1 704 423 7127
U.S.A.
www.goodrich.com

For Immediate Release
Goodrich Announces Termination of Agreement to Divest Turbomachinery Products Business
CHARLOTTE, N.C., June 20, 2006 — Goodrich Corporation announced today that the April 11, 2006 agreement to sell its Turbomachinery Products business to Turbo Machinery Products, Inc., a recently formed, privately-held company formed by Admiralty Partners, Inc., has been terminated.
Goodrich expects to continue to operate Turbomachinery Products as an ongoing operation and will update its full year 2006 outlook to include the financial impact of this termination when it releases second quarter 2006 results in late July. The company’s previously disclosed full year 2006 outlook for net income per diluted share included expected income of approximately $0.08 per diluted share associated with this transaction.
Goodrich Turbomachinery Products manufactures and markets a variety of products which range from airfoils to rotating components and assemblies for use in aircraft and industrial gas turbine engines. The business also provides repair and overhaul support for engine manufacturers, airlines and the industrial gas turbine market.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
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